                                  SCHEDULE 14A
                                 (Rule 14a-101)

                   INFORMATION REQUIRED IN PROXY STATEMENT

                           SCHEDULE 14A INFORMATION
         Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

    Filed by the registrant / /
    Filed by a party other than the registrant / /
    Check the appropriate box:

    / / Preliminary proxy statement
    /x/ Definitive proxy statement
    / / Definitive additional materials
    / / Soliciting material pursuant to Rule 14a-11(c) or Rule
        14a-12
                             PSI RESOURCES, INC.
               (Name of Registrant as Specified in Its Charter)
                             PSI RESOURCES, INC.
                  (Name of Person(s) Filing Proxy Statement)

Payment of filing fee (Check the appropriate box):

    / / $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).
    / / $500 per each party to the controversy pursuant to Exchange
        Act Rule 14a-6(i)(3).
    / / Fee computed on table below per Exchange Act Rules
        14a-6(i)(4) and 0-11.

     (1) Title of each class of securities to which transactions applies:

     (2) Aggregate number of securities to which transactions applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11: 1

     (4) Proposed maximum aggregate value of transaction:

    / / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

     (2) Form schedule or registration statement no.:

     (3) Filing party:

     (4) Date filed:

1 Set forth the amount on which the filing fee is calculated and state how it was determined.

                              PSI RESOURCES, INC.

                             1000 East Main Street
                           Plainfield, Indiana 46168
                                                                   March 9, 1994

Dear Shareholder:

   You are cordially invited to attend the Annual Meeting of Shareholders on Wednesday, April 20, 1994, to be held at 10:00 a.m., local time, at 1000 East Main Street, Plainfield, Indiana. Whether or not you plan to attend, we will greatly appreciate your giving prompt attention to the attached materials. At the meeting, the shareholders will elect three Class III directors and transact such other business as may legally come before the meeting, or any adjournment thereof.

   It is important to your interests that all shareholders, regardless of the number of shares owned, participate in the affairs of the Company. Last year, over 82% of the common shares were represented in person or by proxy at the annual meeting. Even if you plan to attend the meeting, we urge you to mark, sign and date the enclosed proxy and return it promptly. You have the option to revoke it at any time, or to vote your shares personally on request if you attend the meeting.

                          Sincerely yours,


                          /s/ JAMES E. ROGERS


                          James E. Rogers
                          Chairman and Chief Executive Officer

P.S. If you plan to attend the 1994 Annual Meeting, please let us know by checking the box on the proxy form.

                              PSI RESOURCES, INC.

                             1000 East Main Street
                           Plainfield, Indiana 46168
                        -----------------------------

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON APRIL 20, 1994

TO THE SHAREHOLDERS OF
PSI RESOURCES, INC.

   NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of PSI Resources, Inc. (hereinafter called the "Company") will be held at 1000 East Main Street, Plainfield, Indiana, on Wednesday, April 20, 1994, at 10:00 a.m., local time, for the purposes of:

   (1) the election of three Class III directors; and

   (2) transacting such other business as may legally come before the meeting.

   The transfer books of the Company will not be closed. Only shareholders of record at the close of business on Tuesday, February 22, 1994, will be entitled to vote at the meeting and at any adjournment thereof. It is important that your stock be represented at this meeting in order that the presence of a quorum may be assured. Shareholders, whether or not they now expect to be present at the meeting, are requested to mark, date and sign the enclosed proxy, and return it promptly. An addressed envelope, on which no postage stamp is necessary if mailed in the United States, is enclosed for use in returning the proxy. A shareholder executing and delivering the enclosed proxy has the power to revoke the same at any time before the authority granted by the proxy is exercised.

   A copy of the Company's Annual Report to Shareholders, including financial statements, for the year ended December 31, 1993, was mailed to shareholders concurrently with or prior to the mailing of this proxy statement.

                                       PSI Resources, Inc.



                                       By Cheryl M. Foley, Secretary

Dated March 9, 1994

                              PSI RESOURCES, INC.

                             1000 East Main Street
                           Plainfield, Indiana 46168
                                 (317) 839-9611

                                PROXY STATEMENT

                                  INTRODUCTION

   This Proxy Statement is first being mailed on or about March 16, 1994, to holders of the common stock of PSI Resources, Inc., an Indiana corporation (the "Company"), in connection with the solicitation of proxies by the Board of Directors (the "Board") of the Company for use at the Annual Meeting of Shareholders to be held on April 20, 1994, and any adjournment of such meeting (the "Annual Meeting").

RECORD DATE; VOTES REQUIRED; VOTING SECURITIES; PRINCIPAL SHAREHOLDERS

   Only holders of record of the Company common stock at the close of business on February 22, 1994, (the "Record Date") will be entitled to vote at the Annual Meeting. The number of shares of the Company common stock outstanding as of such date was 57,114,573. Each share of common stock entitles its owner to one vote upon each matter to come before the meeting. A plurality vote is required to elect directors. In tabulating the vote, abstentions and broker non-votes, if any, will be disregarded and have no effect on the outcome of the vote.

   The only persons or groups known by management of the Company to be the beneficial owners of more than 5% of any class of the Company's stock are listed in the following table. This information is based on the most recently available reports filed with the Securities and Exchange Commission pursuant to the requirements of Section 13(d) of the Securities and Exchange Act of 1934.

                                                        AMOUNT (IN THOUSANDS OF SHARES) AND
                                                          NATURE OF BENEFICIAL OWNERSHIP
                                        ---------------------------------------------------------------------------
                                                                        DISPOSITIVE POWERS           VOTING POWERS
     NAME AND ADDRESS                   TOTAL SHARES     PERCENT        ------------------           -------------
   OF BENEFICIAL OWNER                      HELD         OF CLASS       SHARED        SOLE           SHARED   SOLE
- ---------------------------------       -----------     ---------       ------       -----           -----   -----
COMMON STOCK
The Prudential Insurance Company
  of America                                3,873(1)      6.80%           3,409           464         3,358    464
   Prudential Plaza
   Newark, New Jersey 07101-3777

FMR Corp.                                   3,404(2)      5.98%               -         3,404             -    254
   82 Devonshire Street
   Boston, Massachusetts 02109

(1) As set forth in an Amendment to the Schedule 13G filed by The Prudential Insurance Company of America with the SEC on February 7, 1994.

(2) As set forth in an Amendment to the Schedule 13G filed by FMR Corp. with the SEC on February 11, 1994.

   At a Special Meeting of the Company's shareholders, held on November 9, 1993, the shareholders voted in favor of a proposal to approve an Amended and Restated Agreement and Plan of Reorganization (the "Merger Agreement") among the Company, PSI Energy, Inc. and The Cincinnati Gas & Electric Company ("CG&E") into CINergy Corp. ("CINergy") and CINergy Sub, Inc. ("CINergy Sub") (the "CINergy Merger"). This transaction may be deemed to be a change in control.

SECURITY OWNERSHIP OF MANAGEMENT

   The following sets forth the beneficial ownership of the Company's common stock by the executive officers named in the compensation tables set forth below as of December 31, 1993:

                                                                             COMMON STOCK(1)
                                                                             ---------------
James E. Rogers . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       198,196
Jon D. Noland . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        62,542
J. Wayne Leonard  . . . . . . . . . . . . . . . . . . . . . . . . . . . .        56,812
Larry E. Thomas . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        61,396
Cheryl M. Foley . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        54,912

1 Pursuant to Rule 13d-3 under the 1934 Act, these amounts include (i) with respect to Mr. Rogers, 175,000 shares which Mr. Rogers has the right to acquire within 60 days pursuant to the exercise of stock options and (ii) with respect to each of Messrs. Noland, Leonard, Thomas and Ms. Foley, 50,000 shares which each of such individuals has the right to acquire within 60 days pursuant to the exercise of stock options. These amounts also include shares held for the account of the named executive officers in the PSI Energy Employees' 401(k) Savings Plan consisting of 1,452 shares for
   Mr. Rogers, 1,761 shares for Mr. Noland, 1,862 shares for Mr. Leonard and 2,040 shares for Mr. Thomas.

        The beneficial ownership of the Company's common stock by the Board, and of theoretical "units" equal to one share of the Company's common stock paid as compensation to the Board, as of December 31, 1993 is set forth below.

      NAME                                                           COMMON STOCK (2)    UNITS(3)
Michael G. Browning . . . . . . . . . . . . . . . . . . . . . . .      18,413           142
J. Wayne Leonard  . . . . . . . . . . . . . . . . . . . . . . . .      56,812
John A. Hillenbrand, II . . . . . . . . . . . . . . . . . . . . .      27,625            94
Emerson Kampen  . . . . . . . . . . . . . . . . . . . . . . . . .      15,500
Van P. Smith  . . . . . . . . . . . . . . . . . . . . . . . . . .      17,000
John M. Mutz  . . . . . . . . . . . . . . . . . . . . . . . . . .      12,731
James E. Rogers . . . . . . . . . . . . . . . . . . . . . . . . .     198,196
Robert L. Thompson  . . . . . . . . . . . . . . . . . . . . . . .      12,500
James K. Baker  . . . . . . . . . . . . . . . . . . . . . . . . .      13,300
Hugh A. Barker  . . . . . . . . . . . . . . . . . . . . . . . . .      37,162             85
Kenneth M. Duberstein . . . . . . . . . . . . . . . . . . . . . .      12,700
Melvin Perelman . . . . . . . . . . . . . . . . . . . . . . . . .      22,425            142
- -----------------------

2 Pursuant to Rule 13d-3 of the 1934 Act, amounts set forth include shares which the directors have the right to acquire within 60 days pursuant to the exercise of stock options. Such shares, with respect to each director, equal: Mr. Browning-12,500; Mr. Leonard-50,000; Mr. Hillenbrand-12,500; Mr. Kampen-12,500; Mr. Smith-12,500; Mr. Mutz-12,500; Mr. Rogers-175,000; Mr.
   Thompson-6,500; Mr. Baker-12,500; Mr. Barker-12,500; Mr. Duberstein-12,500 and Mr. Perelman-12,500. With respect to Mr. Barker and Mr. Mutz, their shares also include 3,043 and 31 shares held for their account in the PSI Energy Employees' 401(k) Savings Plan respectively.

3 "Units" in the above listing of directors refers to theoretical units equal to one share of the Company's common stock credited to the account of the respective directors as of December 31, 1993, under the Company's Deferred Compensation Plan for Directors. For a summary of the plan, see "Directors' Compensation" below.

   As of December 31, 1993, all directors and executive officers as a group beneficially owned 683,306 shares of the Company's common stock, or less than 2% of the class.

PROXIES

   The enclosed proxy is solicited by the Board of the Company. Shares of the Company common stock represented by properly executed proxies received at or prior to the Annual Meeting will be voted in accordance with the instructions thereon. If no instructions are indicated, proxies solicited by the Board will be voted FOR the election to the Board of the nominees listed below. It is not anticipated that any other matters will be brought before the Annual Meeting. However, the enclosed proxy gives discretionary authority to the proxy holders named therein should any other matters be presented at the Annual Meeting, and it is the intention of such proxy holders to take such action in connection therewith as shall be in accordance with their best judgment.

   Execution of a proxy will not prevent a shareholder from attending the Annual Meeting and voting in person. Any shareholder giving a proxy may revoke it at any time before it is voted by delivering to the Secretary of the Company written notice of revocation bearing a later date than the proxy, by delivering a duly executed proxy bearing a later date or by voting in person at the Annual Meeting.

   The Company will bear the cost of the solicitation of proxies by the Board. The Company has engaged Morrow & Co., Inc. to assist in the solicitation of proxies. It is anticipated that fees and expenses of approximately $5,500 will be incurred. Proxies will be solicited by mail. In addition, officers and regular employees of the Company may solicit proxies personally or by telephone or telegraph. Such persons who are officers or regular employees of the Company will receive no additional compensation for such services.

   The Company has requested that brokerage houses and other custodians, nominees and fiduciaries forward solicitation materials to the beneficial owners of shares of the Company Common Stock held of record by such persons and will reimburse such brokers and other fiduciaries for their reasonable out-of-pocket expenses incurred in connection therewith.

                             DIRECTORS AND NOMINEES

ELECTION OF CLASS III DIRECTORS

   The Board of the Company is divided into three classes with one-third of the directors standing for election each year. Messrs. John M. Mutz, James E. Rogers and Robert L. Thompson have been nominated for reelection as Class III directors at the Annual Meeting for terms of three years each and until their successors are duly elected and qualified.

   Proxies representing shares held on the Record Date which are returned duly executed will be voted, unless otherwise specified, in favor of the nominees for the Board named below. All such nominees are members of the Company's present Board. All nominees have consented to serve if elected, but if any becomes unavailable to serve, the persons named as proxies may exercise their discretion to vote for a substitute nominee.

   Except as otherwise noted, the principal occupation or employment of each individual set forth in the following tables has been such individual's principal occupation or employment for the past five years and no such individual holds another position or office with the Company. None of the business organizations, other than PSI Energy, Inc. (Energy), PSI Investments, Inc., PSI Argentina, Inc., PSI Recycling, Inc. and PSI Foundation, Inc. wholly owned subsidiaries of the Company, with which the named individuals maintain their principal occupation or employment is a parent, subsidiary or affiliate of the Company.

          NAMES, AGES, PRINCIPAL OCCUPATIONS AND SELECTED INFORMATION

CLASS III DIRECTOR NOMINEES FOR TERMS TO EXPIRE IN 1997

   JOHN M. MUTZ                              President of the Company
    Director since 1991. Age 58               October 1993 to present.

   Mr. Mutz is a director of PSI Energy, PSI Investments, Inc., PSI Argentina, Inc., PSI Foundation, Inc. and PSI Recycling, Inc. He is also a director of National City Bank, Indiana, CCP Insurance, Inc. and ADESA Corporation. Mr. Mutz previously served as lieutenant governor of the State of Indiana from 1981 to 1988. While in office, he was president of the Indiana Senate, headed up the Department of Commerce and the Department of Employment and Training Services, and served as Commissioner of Agriculture.

   JAMES E. ROGERS                           Chairman and Chief Executive
    Director since 1988. Age 46               Officer of the Company and
    Chairman-Executive Committee              Chairman, President and Chief
                                              Executive Officer of PSI Energy,
                                              October 1988 to present.

   Mr. Rogers is a director of PSI Energy, PSI Investments, Inc., PSI Argentina, Inc., PSI Foundation, Inc., PSI Recycling, Inc., NBD Bank, N.A., Bankers Life Holding Corporation and of the U.S., Indiana and Indianapolis Chambers of Commerce. He is also a director of numerous industry, civic, academic and community organizations. Prior to joining the Company, Mr. Rogers held various executive positions with several gas pipeline subsidiaries of Enron Corp., Houston, Texas, from 1985 to 1988. PSI Energy has established individual lines of credit with various banks, one of which is NBD Bank, N.A., with a commitment of $5 million. As of December 31, 1993, PSI Energy had borrowings of $5 million from NBD Bank, N.A.

   ROBERT L. THOMPSON, PH.D.                  President and Chief Executive
    Director since 1987. Age 48                Officer, Winrock International,
    Member-Audit Committee                     Nonprofit Institution,
                                               Morrilton, Arkansas

   Dr. Thompson is a director of PSI Energy, the Vigoro Corporation,
   Chicago, IL and the National Cooperative Bank, Washington, D.C. He is also a member of the International Policy Council on Agriculture and Trade. Dr. Thompson served as Dean of Agriculture at Purdue University from March 1987 to July 1993, as Assistant Secretary for Economics, U.S. Department of Agriculture, from May 1985 to February 1987, and as Senior Staff Economist on the President's Council of Economic Advisers from August 1983 to May 1985.

          NAMES, AGES, PRINCIPAL OCCUPATIONS AND SELECTED INFORMATION

CLASS II DIRECTORS WHOSE TERMS EXPIRE IN 1996

   MICHAEL G. BROWNING                        Chairman and President,
    Director since 1990. Age 47                Browning Investments, Inc.
    Member-Compensation and Nominating         Real Estate Ventures,
    Committee and Public Policy Committee      Carmel, Indiana

   Mr. Browning is also president of Browning Real Estate, Inc., the general partner of various real estate investment partnerships. Mr. Browning is a director of PSI Energy, PSI Investments, Inc., PSI Argentina, Inc., Conseco, Inc., and Sunshine Group, Inc. Mr. Browning is involved as a director or trustee of various community organizations. Mr. Browning was formerly the chairman and president of Fidelity Corp., an Indiana one-bank holding company.

   J. WAYNE LEONARD                           Senior Vice President and
    Director since 1993. Age 43                Chief Financial Officer of the
                                               Company and Senior Vice
                                               President and Chief Financial
                                               Officer of PSI Energy,
                                               1989 to present.

   Mr. Leonard is a director of PSI Energy, PSI Foundation, Inc., PSI Argentina, Inc. and PSI Investments, Inc. Mr. Leonard joined the Company in 1973 and held various financial positions before being promoted to Chief Financial Officer of the Company in March 1989.

   JOHN A. HILLENBRAND, II                    Chairman, President and
    Director since 1985. Age 62                Chief Executive Officer,
    Chairman-Public Policy Committee           Glynnadam, Inc., Personal
    Member-Executive Committee                 Investment Holding Company,
                                               Batesville, Indiana

   Mr. Hillenbrand is also the chairman of Able Body Corporation and Nambe' Mills, Inc. and the vice chairman of Pri-Pak, Inc. Mr. Hillenbrand is a director of PSI Energy, Hillenbrand Industries, Inc., Hillenbrand Foundation, National City Trust Company and National City Bank, Indiana. He is also co-chairman of the Indiana Economic Development Council, a director of the Indiana Chamber of Commerce, and Chairman of the Natural Resource Foundation.

          NAMES, AGES, PRINCIPAL OCCUPATIONS AND SELECTED INFORMATION

   EMERSON KAMPEN                           Chairman, President and
    Director since 1986. Age 66              Chief Executive Officer, Great
    Chairman-Audit Committee                 Lakes Chemical Corporation,
    Member-Executive Committee               Industrial and Specialty Chemicals,
                                             West Lafayette, Indiana

   Dr. Kampen is a director of PSI Energy, Great Lakes Chemical Corporation and its subsidiaries, Inland Steel Industries, Inc., NBD Bank, N.A., Lafayette Life Insurance Company and the Indiana University Foundation. Dr. Kampen is a trustee of Purdue University and a director and the vice chairman of the Indiana Chapter of the Newcomen Society of the United States. He is active in civic and community affairs both at the state and local levels. PSI Energy has established individual lines of credit with various banks, one of which is NBD Bank, N.A. with a commitment of $5 million. As of December 31, 1993, PSI Energy had borrowings of $5 million from NBD Bank, N.A.

CLASS I DIRECTORS WHOSE TERMS EXPIRE IN 1995

   JAMES K. BAKER                               Chairman and Director,
    Director since 1986. Age 62                  Arvin Industries, Inc.,
    Chairman-Finance Committee                   Automotive Parts Mfg.
    Member-Executive Committee                   Columbus, Indiana

   Mr. Baker is a director of PSI Energy, NBD Bancorp, Inc., Space Industries International, Tokheim, Geon Company and Amcast Industrial Corp. He is chairman of the board of trustees of DePauw University and is active in various civic organizations. During 1990-1991, Mr. Baker served as chairman of the U.S. Chamber of Commerce. PSI Energy has established individual lines of credit with various banks, one of which is NBD Bank, N.A., with a commitment of $5 million. As of December 31, 1993, PSI Energy had borrowings of $5 million from NBD Bank, N.A.

   HUGH A. BARKER                               Retired President of the Company
    Director since 1968. Age 68                  and Retired Chairman of
    Member-Finance Committee                     PSI Energy
    and Audit Committee

   Mr. Barker is a director of PSI Energy, Bank One, Indianapolis, N.A. and the Indiana Chamber of Commerce. PSI Energy has established individual lines of credit with various banks, one of which is Bank One, with a commitment of $5 million. As of December 31, 1993, PSI Energy had no borrowings under the Bank One line of credit.

          NAMES, AGES, PRINCIPAL OCCUPATIONS AND SELECTED INFORMATION

   VAN P. SMITH                                Chairman and President,
    Director since 1986. Age 65                 Ontario Corporation,
    Chairman-Compensation and                   Aircraft Engine Components,
    Nominating Committee;                       Muncie, Indiana
    Member-Executive Committee

   Mr. Smith is a director of PSI Energy, each of the subsidiaries of Ontario Corporation, Lilly Industries, Inc., Meridian Insurance Group, Inc., Meridian Mutual Insurance Co. and the American Automobile Association. He is chairman of the board of trustees of Colgate University and a trustee of Catholic University of America. He is a director of the Indiana Chamber of Commerce and former chairman of the board of the U.S. Chamber of Commerce.

   KENNETH M. DUBERSTEIN                       Chairman and Chief Executive
    Director since 1990. Age 49                 Officer, The Duberstein Group,
    Member-Compensation and Nominating          Inc., Planning and Consulting
    Committee and Public Policy Committee       Services, Washington, D.C.

   Mr. Duberstein is a director of PSI Energy, PSI Foundation,Inc., McDonnell Douglas Corporation, the Kennedy Center for the Performing Arts and the Ford's Theatre. He is a member of the Board of Governors of the American Stock Exchange, a trustee of Franklin and Marshall College and active in various civic organizations. He held key positions in the Reagan Administration, including Chief of Staff.

   MELVIN PERELMAN, PH.D.                      Retired Executive Vice President,
    Director since 1980. Age 63                 Eli Lilly and Company,
    Member-Compensation and                     Pharmaceuticals,
    Nominating Committee                        Indianapolis, Indiana
    and Finance Committee

   Dr. Perelman was executive vice president of Eli Lilly and Company, an Indianapolis pharmaceuticals manufacturer, until his retirement in 1993. He was also president of Lilly Research Laboratories. He is a director of PSI Energy and PSI Argentina, Inc.

                      MEETINGS AND COMMITTEES OF THE BOARD

   During the year ended December 31, 1993, the Board held 16 meetings. All directors attended at least 84% of the aggregate Board meetings and meetings of committees on which they serve with the exception of Mrs. Shirley Shideler who attended 41% of Board meetings. Mrs. Shideler was excused from attending meetings that discussed the IPALCO Enterpries, Inc. ("IPALCO") hostile takeover attempt due to a conflict of interest that arose from her employment with Barnes & Thornburg and such firm's representation of IPALCO. Committees of the Board are as follows:

AUDIT COMMITTEE: Two meetings were held in 1993. Its principal functions are as follows:

   --Recommending the independent public accountants to the Board; --Reviewing the scope and results of audits with the independent public accountants;
   --Reviewing the Company's accounting principles and its accounting and financial reporting policies and practices with the independent public accountants and management;
   --Reviewing the Company's internal controls and accounting procedures with the independent public accountants and the internal auditors; --Reviewing annual financial reports with management and the independent public accountants prior to release by the Company; and --Reviewing the Company's internal auditing program.

COMPENSATION AND NOMINATING COMMITTEE: Seven meetings were held in 1993. Its principal functions are as follows:

   --Making recommendations to the Board as to compensation to be received by the executive officers and the fees of directors of the Company; --Establishing qualifications desired in prospective nominees to the
     Board; and
   --Making recommendations to the Board of persons to fill vacancies on the Board.

   The Compensation and Nominating Committee will consider nominations for directors submitted by shareholders. Each recommendation should be accompanied by biographical information as to age, education and business experience of the proposed nominee. See "Proposals by Shareholders" below.

    Other regular committees of the Board include the Executive Committee, the Finance Committee and the Public Policy Committee.

   The Company would like to acknowledge three members of the Board: Mr. Stuart Eizenstat, who resigned in September to become U.S. Ambassador to the European Community, and Mr. Shelton Hannig and Mrs. Shirley Shideler, who retired at year-end. Their advice and support have been sincerely appreciated.

              REPORT OF THE COMPENSATION AND NOMINATING COMMITTEE
              OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

   The Compensation and Nominating Committee (the "Committee") of the Board, in addition to its responsibility to nominate officers and directors for the Company, formulates and administers the Company's compensation and benefit policies and makes recommendations to the full Board regarding the Company's short-term and long-term incentive plans. The Committee is composed entirely of independent outside (non-employee) directors.

COMPENSATION PHILOSOPHY

   The Company's fundamental compensation philosophy is to provide a total compensation program that will attract, retain, and motivate the high quality employees needed to provide superior service to our customers and maximize returns to our shareholders. Over the last few years, the Committee has redesigned the Company's Executive Compensation Program to link executive and shareholder interests through equity-based and incentive-based plans, which reward both corporate and individual performance and balance short-term and long-term considerations.

   A long term corporate strategic plan was developed in 1990 and is reviewed and updated annually. The philosophy of the strategic plan is that the interests of shareholders, customers and employees are intertwined and optimal value for the whole is created by maximizing value for each stakeholder group. Factors such as low rates, satisfied customers, close and responsive community relationships, excellence in overall service, environmental stewardship, and a well-trained, highly-motivated and innovative team of employees have been identified as factors critical to the Company's success and are incorporated as specific elements of the strategic plan. These factors form the basis for goals and objectives that are developed on a yearly basis for both the Company as a whole and for individual executives. The Executive Compensation Program then incorporates these goals and objectives into performance measures, against which each executive officer is evaluated and upon which his or her incentive compensation is determined. In 1993, the Company performance measures were based on operating income and fuel cost per million Btu. (See Annual Cash Incentive Plan on page 13 for more details.) The individual goals are described below.

   With passage of the Energy Policy Act in 1992, competition within the utility industry is upon us. These competitive forces require a set of management skills that is broader and more diversified than was previously required in the utility industry. The Company must follow the compensation practices and trends of general industry companies so that it can attract and retain superior performers. Accordingly, the Committee researches and takes into account both utility-specific and general industry data in setting compensation levels and benefit programs.

   Within this context, it is the Committee's goal to provide the opportunity for the Company's executive officers, including its CEO, to earn total compensation that is commensurate with their contribution to the success of the Company and that is above the 50th percentile level of comparable utilities and trending toward the pay practices of a broader range of U.S. companies with comparable revenues.

   In 1992, an independent compensation and benefits consulting firm was retained to conduct a comprehensive study of the Company's Executive Compensation Program structure and pay levels in comparison to the market. The study compared the Company's Executive Compensation Program to comparative groups of 20 utility companies and 24 general industrial companies. The peer groups used for compensation analysis include 4 utilities that are included in the Standard & Poor's (S&P) Electric index and 16 general industry companies that are included in the S&P 500 index. These indexes are used for stock performance comparison in the performance graph included in this proxy statement (see page 17). The compensation analysis peer groups were selected based upon comparable revenue size with the Company and availability of survey data. Findings of the 1992 study were presented to the Committee for its review. Based on these findings, the Committee established compensation levels in line with the guidelines discussed above.

   The Company's Executive Compensation Program consists of three components: base salary, annual cash incentive opportunities and long-term incentive opportunities in the form of stock. Over the last few years, the Company has increased the relative weighting of variable incentive compensation in proportion to the total compensation package. In 1993, an average of 40.4% of the total compensation of Company executive officers consisted of variable incentive compensation. In 1993, 48.9% of Mr. Rogers' total compensation consisted of variable incentive compensation.

BASE SALARIES

   Base salaries are set at competitive levels determined by market studies (salary levels in 1993 reflect the findings of the market studies described above and are near the 50th percentile of utility companies and, in some cases, approximating the average of the two competitive groups) and reflect the levels needed to attract and retain superior performers. Annual increases to base salaries generally reflect average increases in the utility industry and general industry. In most instances, the Company's executive officers are given identical percentage increases. Promotional increases or equity adjustments to reflect changes in the market or in responsibilities may be appropriate from time to time. In 1993, the average increase in base salaries of the Company's executive officers was 4.2%, with a range of 4.0 to 5.2%. In general, however, superior performance is reflected in the increasingly important variable pay portion of the executive compensation package.

   With respect to Mr. Rogers, the majority of his base salary in 1993 was determined pursuant to an employment agreement with the Company dated May 17, 1990 (see "Employment Contracts and Termination of Employment and Change in Control Arrangements" below) as modified prior to February 17, 1993. Mr. Rogers was given a base salary increase of 4% in 1993. The Committee granted this increase based upon Mr. Rogers' base salary comparison pursuant to the market study described above and Mr. Rogers' outstanding leadership role both in the industry and with regard to the significant contributions the Company has made in the communities it serves, as evidenced by the highest level of satisfaction ever registered by our customers in a satisfaction survey and the outstanding performance of the Company's common stock as displayed in the performance graph on page 17.

ANNUAL CASH INCENTIVE PLAN

   The PSI Energy Annual Incentive Plan (the "Plan" or the "Annual Incentive Plan") was developed to provide additional incentive for superior performance. The Committee believes that incentives focus and motivate a management team to strive for excellence and to achieve, through both teamwork and individual initiative, levels of performance that otherwise would not have been reached. The Company's customers and its shareholders are the beneficiaries of these enhanced accomplishments.

   Approximately 150 key employees currently participate in the Plan and are granted cash awards to the extent that certain predetermined corporate and individual goals are attained during the applicable calendar year. Graduated standards for achievement are developed to encourage each employee's contribution. The potential awards range from 6.5% to 55% of the annual salary of the participant, depending upon the achievement levels and the participant's position. Under his employment agreement, Mr. Rogers has the ability to receive 55% of his annual salary as awards under the Plan if his performance goals are met. The Committee reviews and approves both the Plan goals at the beginning of the year and the achievements at the end of the year.

   In 1993, the Plan used a combination of corporate and individual goals. Achievement of corporate goals accounted for 50% of the total possible award while achievement of individual goals constituted the remainder. The portion of the payout in March 1994 attributable to the corporate goals was based on 1993 achievement in two areas: (1) operating income so as to maximize the Company's return on equity; and (2) fuel cost per million Btu, which made up over 41% of total operating expense in 1993 and is a key element in maintaining the Company's low-cost position in the industry. The operating income goal accounted for 37.5% and the fuel cost goal constituted 12.5% of the total possible award.

   The 1993 incentive awards reflect individual achievement as well as the Company's attainment of corporate goals. The 1993 individual performance goals for the executives varied from executive to executive; however, all related to achievement of the Company's overall strategic mission of becoming a premier regional energy services company.

   In awarding these payments, the Committee considered the additional achievements by the Company, outlined below, as a result of the efforts of Mr. Rogers and his management team. The Committee believes these accomplishments are appropriate considerations in establishing compensation levels for the executive officers of the Company as they help to secure superior Company performance as the utility industry moves toward a more competitive environment.

   For Mr. Rogers and each member of the management team, the Committee assessed the extent to which each person contributed toward the accomplishment of the Company's strategic mission in 1993. Although its determinations were subjective, the Committee believes that its assessment accurately measured the performance of each executive officer. Mr. Rogers was awarded an annual incentive payment of $239,324 for 1993. This award consisted of $115,364 in recognition of the Company's corporate goals discussed above, and $123,960 in recognition of Mr. Rogers' contributions toward helping the Company achieve superior performance in 1993.

   The Company's achievements in 1993 were reflected in the gain in total return for shareholders of 39.1%, compared to 10.1% for the S&P 500 and 12.6% for the S&P Electrics, as depicted in the performance graph on page 17 of this report. The Company's most significant accomplishment for its shareholders and customers in 1993 was progress toward completion of its merger with The Cincinnati Gas & Electric Co. ("CG&E")(the"CINergy Merger"). Also in 1993, the Company evaluated an unsolicited bid by IPALCO for control of the Company's stock and communicated to shareholders the Board's determination that the offer was not in the best interests of shareholders, customers, and other constituencies. IPALCO withdrew its offer after the Company's shareholders elected the Company's nominees to the Board of Directors over IPALCO's nominees, by nearly a 2-to-1 margin. Thereafter, the Company and CG&E reached an agreement with IPALCO to resolve lawsuits and other issues in connection with IPALCO's opposition to the CINergy Merger and its acquisition offer. At special meetings in November, the Company and CG&E shareholders voted overwhelmingly to approve the CINergy Merger. On November 9, 83% of the Company's outstanding shares were voted in favor of the CINergy Merger. On November 16, over 85% of CG&E's outstanding shares were voted in favor of the CINergy Merger, far more than the two-thirds necessary for approval. The goal remains to complete the CINergy Merger during the third quarter of 1994, although completion could be delayed further if hearings are required at the Federal Energy Regulatory Commission.

   On the financial front, in 1993 the Company had earnings of $1.73 per share. Even after having incurred significant unexpected charges totalling 37 cents per share (25 cents for IPALCO defense costs and 12 cents for the settlement of two outstanding rate orders), earnings were down only 2 cents per share from 1992. The Company was able to achieve this level of earnings through stringent cost control efforts across the entire corporation, motivated by the Company's incentive pay programs, including its 401(k) incentive matching contribution. The Company's shareholders earned a return on equity of 14.1% in 1993. This was the fifth highest in the nation in a survey of 80 investor-owned utilities in the U.S. and compared with an industry average of approximately 11.9%. Additionally, shareholders enjoyed a dividend increase of 10.7%, compared to the investor-owned utility industry average of 2.6%.

   In the regulatory arena, the Indiana Utility Regulatory Commission ("IURC") approved PSI Energy's plan for complying with Phase I of the acid rain provisions of the Clean Air Act Amendments of 1990. The IURC also approved PSI Energy's emission allowance banking strategy, which will afford the Company greater flexibility in developing its Phase II plan. PSI Energy also filed testimony with the IURC to support its request for an 11.6% retail rate increase. This testimony also includes proposals for certain innovative ratemaking mechanisms designed to reduce business and regulatory risks over the next three years.

   In July 1993, S&P placed PSI Energy's debt ratings on review with positive implications. In October, S&P evaluated the business position of 124 electric utilities--assessing each as above average, average, or below average--and included PSI Energy among 24 companies with an "above average" business position. A similar study by Prudential Securities' analysts assigned the Company the fourth-best "competitive risk index" of all utilities studied and included PSI Energy among "nineteen utilities best able to cope with the new competitive environment."

   The Committee believes that the Company's management team has made significant progress toward positioning the Company so as to be successful in the competitive world and that the Annual Incentive Plan has been an excellent tool to focus the management team toward this goal.

LONG-TERM INCENTIVE PLAN AND STOCK OPTION PLAN

   The PSI Energy Performance Shares Plan (the "Performance Shares Plan") is a long-term incentive plan developed to reward officers for contributing to long-term success by achieving corporate and individual goals approved by the Committee. The same corporate and individual goals as used in the Annual Incentive Plan are applicable to this plan. The potential award opportunities are established in the same manner as the Annual Incentive Plan, and the minimum award opportunities range from 6.66% to 36.66% of annual salary for the full performance cycle. The maximum award opportunity is equal to three times the minimum award opportunity. Mr. Rogers, under the terms of his employment agreement, has the ability to receive a minimum of 36.66% of his annual salary in awards if corporate and individual performance goals are met. The award paid in 1993 was the second installment of the award earned by the participants for the cycle which covered 1990 and 1991. The award was paid in shares of common stock and cash sufficient to pay any applicable taxes plus cash or shares equal to the amount of dividends which otherwise would have been paid if the shares had been distributed in 1992. Mr. Rogers' installment of the award paid in 1993 for the 1990 to 1991 period was valued at $193,618, which was 42.0%.

   As in the Annual Incentive Plan, customers and shareholders benefit from the management team's accomplishment of these long-term goals. The same executive officers who participate in the Annual Incentive Plan also participate in this plan. The Committee took into account the achievements listed above in determining payouts under this plan.

   The Company's executive officers are also eligible for grants under the 1989 Stock Option Plan (the "1989 Plan"). The 1989 Plan is designed to align executives' compensation with shareholder interest. Both non-qualified and incentive stock options have been granted under the 1989 Plan.

   Options vest at the rate of 20% per year over a five-year period from the date of grant and are available for purchase over a ten-year term. However, under the terms of the 1989 Plan, shareholder approval of the CINergy Merger caused an immediate acceleration of the vesting of all previously non-vested options. Therefore, as of November 9, 1993, all options previously granted are now vested. No options were granted in 1993 for the executive officers reported in the compensation table because of grants to such executive officers made in earlier years.

OTHER COMPENSATION DECISIONS

   The Committee, at its discretion, may award other forms of compensation in recognition of outstanding service to the Company or any of its subsidiaries. Consistent with that philosophy, the Committee approved in 1993 special performance awards for Mr. Leonard and Ms. Foley in the amount of $25,000 each. These payments were based upon Mr. Leonard's and Ms. Foley's exemplary performance associated with negotiating the CINergy Merger.

OTHER COMPENSATION ELEMENTS

   The executive officers, including Mr. Rogers, participate in the PSI Energy Pension Plan, the PSI Energy Severance Pay Plan, the PSI Energy Excess Benefit Plan and the PSI Energy Executive Supplemental Life Insurance Program, and are eligible to participate in the PSI Energy Employees' 401(k) Savings Plan. Messrs. Rogers and Noland, and Ms. Foley also participate in the PSI Energy Supplemental Retirement Plan. Mr. Rogers also has an employment agreement, a deferred compensation agreement and a split dollar life insurance agreement with the Company. The executive officers also receive other customary medical and other benefits. No compensation decisions were made by the Committee during 1993 relating to the participation of executive officers with respect to these plans, agreements and benefits.

SUMMARY

   The Committee has sought to establish total compensation at a level above the 50th percentile level for comparable utilities and trending toward the 50th percentile for comparable general industry U.S. companies, when performance warrants. Additionally, for the officers reported in the compensation tables, 45.2% of their total compensation is incentive-driven, which puts such pay "at risk," therefore adding flexibility and an emphasis on superior performance.

   On August 10, 1993, the Omnibus Budget Reconciliation Act of 1993 was signed into law (the "Revenue Act"). The Revenue Act limits the deductibility of certain compensation in excess of $1 million per year paid by a publicly traded corporation to the chief executive officer and the four most highly compensated executive officers other than the chief executive officer named in the Summary Compensation Table. Under the Revenue Act, compensation which is payable under a written contract that was in effect before February 17, 1993, or which qualifies as "performance based" compensation is exempt from the $1 million deductibility limitation.

   The Committee is aware of these provisions of the Revenue Act and will be reviewing their application to the Executive Compensation Program over the next period. The Committee, however, intends to continue to compensate executives on performance achieved, both corporate and individual.

   The tables which follow, and accompanying footnotes, reflect the decisions covered by the above discussion.

                                           Compensation and Nominating Committee




                                           Van P. Smith, Chairman
                                           Kenneth M. Duberstein
                                           Michael G. Browning
                                           Melvin Perelman

*Actions described under "Other Compensation Decisions" as to Mr. Leonard and
 Ms. Foley were approved by the Board of Directors.

                                                          1988    1989    1990    1991    1992    1993
                                                          ----    ----    ----    ----    ----    ----
PSI Resources ........................................    100      137     134     147     178     248
S&P Electrics ........................................    100      133     137     178     188     212
S&P 500 ..............................................    100      132     128     166     179     197
- ---------------------

Assumes $100 invested December 31, 1988, and all dividends reinvested.

                 EXECUTIVE COMPENSATION AND OTHER TRANSACTIONS

   The following tables set forth the compensation of the Chief Executive Officer and each of the four most highly compensated executive officers for services in all capacities to the Company and its subsidiaries during 1993 (and with respect to the Summary Compensation Table, for each of the years 1993, 1992 and 1991). Most compensation is paid by PSI Energy or from PSI Energy's benefit plans, although some miscellaneous amounts are paid from the Company's benefit plans.

I. SUMMARY COMPENSATION TABLE

                                                                                        Long Term Compensation
                                                                                       -------------------------
                        Annual Compensation                                             Awards        Payouts
- ------------------------------------------------------------------------------------------------------------------------
        (a)             (b)           (c)          (d)          (e)        (f)         (g)           (h)         (i)
        Name                                                    Other    Restricted  Securities                All Other
        and                                                    Annual       Stock   Underlying       LTIP       Compen-
        Principal                    Salary        Bonus    Compensation  Award(s)  Options/SARs   Payouts1    sation2
        Position        Year          ($)           ($)         ($)         ($)        (#)           ($)         ($)
- -------------------    ------       --------      -------   -----------   -------  ------------    -------    ---------

James E. Rogers          1993         402,408       239,324                                         193,618      83,968 3
 Chairman and Chief      1992         385,008       239,254                                         150,287     118,998
 Executive Officer       1991         385,008       192,504                                          66,429       2,119

Jon D. Noland            1993         230,092        77,311                                          81,399       8,129
 Executive Vice          1992         220,904        70,468                                          63,192      11,770
 President               1991         210,380        65,007                                          73,174       2,104

J. Wayne Leonard         1993         187,168        92,568                                          62,210       6,762
 Senior Vice President   1992         181,128        57,780                                          48,313       9,518
 and Chief Financial     1991         156,250        51,250                                          22,972       1,563
 Officer

Larry E. Thomas          1993         187,168        67,568                                          56,339       6,762
 Senior Vice President   1992         181,128        57,780                                          43,736       9,242
 and Chief Operations    1991         156,250        47,344                                          42,489       1,563
 Officer (Energy)

Cheryl M. Foley          1993         179,036        89,632                                          59,866           0
  Vice President,        1992         173,256        55,269                                          46,479       2,815
  General Counsel and    1991         156,250        48,281                                           7,680           0
  Secretary

- ------------------------------
1 The amounts appearing in this column are the values of the shares and cash paid out under the Performance Shares Plan. The amounts reflected for 1993 were earned by the named executives during the two year cycle from 1990 through 1991 under the Performance Shares Plan, paid in substantially equal installments in 1992 and 1993.

   The amounts reflected for 1991 were earned by the named executives during the three year cycle from 1987 through 1989 under the Performance Shares Plan (paid in substantially equal installments in 1990 and 1991). Thus, Mr. Rogers' LTIP payout for 1992 is greater than that for 1991 because his participation in the three-year cycle from 1987 through 1989 was prorated based upon his employment date of October 27, 1988, and other factors such as a lower closing price per share at December 31, 1989, and a higher annual base salary than when initially hired.

2 Except where otherwise noted, the amounts in this column are comprised of employer matching contributions on behalf of each named executive under the PSI Energy Employees' 401(k) Savings Plan.

3 The employer matching contribution for Mr. Rogers under the PSI Energy Employees' 401(k) Saving Plan was $8,129. At the Board's direction pursuant to the terms of a Deferred Compensation Agreement effective as of January 1, 1992, Mr. Rogers received a deferred compensation award in the amount of $50,000. The above market interest on the deferred compensation award under the Deferred Compensation Agreement for 1993 is $8,906. The value of benefits under a Split Dollar Life Insurance Agreement for 1993 is $16,933. The method used to calculate benefits under this Split Dollar Life Insurance Agreement has been changed from the method used last year to more accurately reflect the benefit to Mr. Rogers.

II. OPTION/SAR EXERCISES AND YEAR-END VALUE TABLE

   The following table shows stock option exercises for the Company's common stock by named executive officers during 1993. As reflected in the table, during 1993, none of the named executive officers exercised any stock options. However, under the terms of the 1989 Plan, shareholder approval of the CINergy Merger caused an immediate acceleration of the vesting of all previously non-vested options. Therefore, as of November 9, 1993, all previously granted options are now vested. The table shows the number of shares of exercisable stock options as of December 31, 1993, and the values for "in the money" options, which represent the positive spread between the exercise price of any outstanding stock option and the price of the shares as of December 31, 1993, which was $26.50 per share.

                  AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                          AND FY-END OPTION/SAR VALUE

   (a)                                          (b)                 (c)                      (d)                  (e)
                                                                                         Number of            Value of
                                                                                  Securities Underlying      Unexercised
                                                                                      Unexercised           in-the-money
                                                                                    Options/SARs at        Options/SARs at
                                                                                      FY-End (#)             FY-End ($)
                                                                                   ------------------    ------------------
                                        Shares Acquired            Value             Exercisable/           Exercisable/
   Name                                 on Exercise (#)          Realized ($)        Unexercisable          Unexercisable
  -----                                 ----------------         ------------        -------------          ---------------
James E. Rogers  .....................     0                       N/A                 175,000/0               2,362,241/0
Jon D. Noland ........................     0                       N/A                  50,000/0                 478,125/0
J. Wayne Leonard .....................     0                       N/A                  50,000/0                 478,125/0
Larry E. Thomas ......................     0                       N/A                  50,000/0                 478,125/0
Cheryl M. Foley ......................     0                       N/A                  50,000/0                 478,125/0


   Directors and certain key employees of the Company and its subsidiaries are eligible for grants under the 1989 Plan. The 1989 Plan is administered by the Compensation and Nominating Committee of the Board, which is composed entirely of outside (non-employee) directors. Both non-qualified and incentive stock options have been granted under the 1989 plan. The price per share at which options are granted is the average of the high and low sale price of the Company's common stock on the New York Stock Exchange on the date of the grant. Options generally vest at the rate of 20% per year over a five-year period from the date of grant and are available for purchase over a ten-year term. Vesting, however, is accelerated when shareholders approve a definitive agreement to merge or consolidate the Company, such as the agreement regarding the CINergy Merger. As noted above, the shareholders' action approving the CINergy Merger on November 9, 1993, caused an immediate acceleration of the vesting of all previously non-vested shares.

III. LONG TERM INCENTIVE PLAN

   No grants of performance shares were made in 1993 to the chief executive officer or to any of the other four most highly compensated executive officers.

IV. PENSION BENEFITS

   PSI Energy's non-contributory pension plan (the "Pension Plan") covers all employees meeting certain minimum age and service requirements. Compensation utilized to determine benefits under the plan includes substantially all salaries and annual incentive compensation, including Mr. Rogers' $50,000 deferred compensation award, with certain exceptions such as payments made under the Performance Shares Plan. Pension Plan benefits are determined under a final average pay formula with consideration of years of participation to a maximum of 30, age at retirement and the applicable average Social Security wage base. The Pension Plan was amended and restated effective January 1, 1989 to comply with recently enacted federal laws including the Tax Reform Act of 1986. PSI Energy also maintains an Excess Benefit Plan designed to restore pension benefits to those individuals whose benefits under the Pension Plan would otherwise exceed the limits imposed by the Internal Revenue Code of 1986, as amended. Benefits payable as a straight-life annuity under both plans to participants who retire at age 62 are illustrated in the following table:

                                        Pension Plan Table
                                                          Years of Participation
                                       ----------------------------------------------------------
Remuneration                                15          20          25          30           35
- ------------                           ---------    --------    --------    ---------   ---------
   $125,000 . . . . . . . . . .         $ 27,840    $ 37,120    $ 46,410     $ 55,690    $ 55,690
    150,000 . . . . . . . . . .           33,840      45,120      56,410       67,690      67,690
    175,000 . . . . . . . . . .           39,840      53,120      66,410       79,690      79,690
    200,000 . . . . . . . . . .           45,840      61,120      76,410       91,690      91,690
    225,000 . . . . . . . . . .           51,840      69,120      86,410      103,690     103,690
    250,000 . . . . . . . . . .           57,840      77,120      96,410      115,690     115,690
    300,000 . . . . . . . . . .           69,840      93,120     116,410      139,690     139,690
    400,000 . . . . . . . . . .           93,840     125,120     156,410      187,690     187,690
    450,000 . . . . . . . . . .          105,840     141,120     176,410      211,690     211,690
    500,000 . . . . . . . . . .          117,840     157,120     196,410      235,690     235,690
    600,000 . . . . . . . . . .          141,840     189,120     236,410      283,690     283,690
    700,000 . . . . . . . . . .          165,840     221,120     276,410      331,690     331,690
    800,000 . . . . . . . . . .          189,840     253,120     316,410      379,690     379,690
    900,000 . . . . . . . . . .          213,840     285,120     356,410      427,690     427,690

   Benefits reflected in the above table are not subject to any deduction for social security or other offset amounts.

   The accredited years of participation under the Pension Plan at age 62 for each of the executive officers reported in the Summary Compensation Table are as follows:

                                                                  Accredited Years of
       Name                                                     Participation at Age 62
       ----                                                     -----------------------
   James E. Rogers                                                      21.44
   Jon D. Noland                                                        19.53
   J. Wayne Leonard                                                     30.00
   Larry E. Thomas                                                      30.00
   Cheryl M. Foley                                                      20.70

   PSI Energy also has a Supplemental Retirement Plan, which is designed to provide coverage to employees, designated by the Board, who have not reached age 62 and will not otherwise qualify for full retirement benefits under the Pension Plan. Messrs. Rogers and Noland and Ms. Foley participate in this plan. The benefit provided by the Supplemental Retirement Plan will be an amount equal to that which a covered employee with maximum permitted years of participation (30 years) would have received under the Pension Plan, reduced by the actual benefit provided by the Pension Plan and further reduced by benefits the covered employee will be eligible to receive from retirement plans from previous self-employment and from previous employers. PSI Energy has agreed to waive a portion of the reduction of amounts received by Mr. Noland from retirement plans from his previous self-employment. The estimated annual benefit payable at age 62 to each participant under the Supplemental Retirement Plan is $99,000 for Mr. Rogers, $49,000 for Mr. Noland and $27,000 for Ms. Foley.

   PSI Energy has an Executive Supplemental Life Insurance Program, which provides key management personnel with additional life insurance coverage prior to retirement. For employees with an annual base salary of less than $100,000, life insurance coverage is $50,000. For employees with an annual base salary of more than $100,000, but less than $200,000, life insurance coverage is $100,000. For employees with an annual base salary of more than $200,000, life insurance coverage is $150,000. When an employee becomes a participant in the program, he or she must elect whether to continue to receive the additional life insurance coverage after retirement or to receive the total amount of coverage in the form of deferred compensation in equal, annual installments over 10 years beginning at age 62 or retirement, whichever is later. However, employees retiring prior to age 62 due to job elimination are eligible for payments of deferred compensation at retirement. The estimated annual benefit payable upon retirement at age 62 to each of Messrs. Rogers and Noland is $15,000 per year over 10 years and to each of Messrs. Leonard and Thomas and Ms. Foley is $10,000 per year over 10 years.

V. DIRECTORS' COMPENSATION

   Effective January 1, 1994, the Board approved a recommended increase in their retainer fee and board meeting attendance fee. This increase was a result of comparison of the Company's fees to other companies of comparable revenue size.

   Directors who are not employees receive a retainer fee of $1,500 per month plus a fee of $1,000 for each Board meeting attended. Non-employee directors who also serve on a regular committee of the Board receive a retainer fee of $250 per month for each committee membership plus a fee of $1,000 for each committee meeting held. Duplicate fees for Board and/or committee meetings are not paid when the Board of the Company and the Board of PSI Energy or committees of either Board meet on the same day. The fee for any Board or committee meeting held via conference call is $500.

   Under the Company's Directors' Deferred Compensation Plan, which covers the outside directors of the Company and the outside directors of all of its wholly-owned subsidiaries, a director may defer any of the above fees and have interest accrued thereon at a rate that is equivalent to the rate being paid on one-year certificates of deposit by a major Indiana bank on the first business day of each quarter. During 1993, this rate ranged between 3.20% and 3.25%. Fees deferred under this plan may also be deemed to be invested in theoretical "units" of Company common stock, although participating directors receive no equity interest in the common stock. Distributions of such deferrals, however, are made in shares of Company common stock. The number of units in each account is adjusted to reflect the payment of dividends when dividends are paid on outstanding shares of Company common stock.

   Under the 1989 Stock Option Plan ("1989 Plan"), each outside director has been granted a non-qualified stock option to purchase 12,500 shares of Company common stock. Each new director who joins the Board is also granted a non-qualified stock option to purchase 12,500 shares of Company common stock.

   In December 1993, as a result of the shareholder vote on November 9, 1993, which approved the CINergy Merger, the change-in-control provision of the Director's Deferred Compensation Plan was triggered and all deferred compensation, both cash and theoretical units of common stock, were paid out to the participants and all non-vested stock options under the 1989 Plan vested.

   On January 25, 1990, the Company implemented the Retirement Plan for Directors which, upon retirement, provides non-employee directors of the Company with five or more years of service on the Board annual compensation in an amount equal to the annualized Board fees, excluding committee fees, in effect at the time of retirement for as many years as the director served on the Board. Two payments were made under this plan in 1993 in the amount of $18,750 each to Richard B. Stoner and the late Dr. W. George Pinnell's beneficiary, Dorothy G. Pinnell.

   The Company prepares all required Section 16 filings on behalf of its directors and officers. To the Company's knowledge, during the past fiscal year, all Section 16 filing requirements applicable to its officers, directors and greater than ten-percent beneficial owners were complied with, except that a Form 4 filing for Dr. Kampen reporting one transaction was inadvertently filed late.

VI. EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE
    IN CONTROL ARRANGEMENTS

   The Company and PSI Energy entered into an employment agreement with Mr. Rogers dated May 17, 1990, which was renewed on December 31, 1993, and will renew annually, unless prior notice is provided by either party, for a term ending on the second anniversary of the date of such renewal.

   During the term of the employment agreement, Mr. Rogers will serve as Chairman and Chief Executive Officer of the Company and PSI Energy. Mr. Rogers will continue to participate in the Annual Incentive Plan and Performance Shares Plan. Effective for 1993 and thereafter, his award opportunities under each plan will be 55% of his annual base salary during the year covered by the award.

   Under his employment agreement, Mr. Rogers is entitled to benefits no less favorable than those available to any other employee of the Company or PSI Energy. The employment agreement provides for severance payments of two times Mr. Rogers' most recent two-year average annual compensation and benefits if
(a) there is a change in control (as defined in the agreement) of the Company and PSI Energy and an adverse change in his responsibilities or (b) he is relieved of his responsibilities under his employment agreement.

   For purposes of his employment agreement, change in control is defined as the acquisition of 35% or more of the Company's and PSI Energy's voting stock by a single investor or company (or an affiliated group of investors and/or companies). However, the consummation of the CINergy Merger will not trigger severance payments to Mr. Rogers under this agreement.

   Under the terms of the amended merger agreement between the Company, PSI Energy, CINergy, CINergy Sub and CG&E, such parties have entered into an employment agreement (as amended) with Mr. Rogers (the "CINergy Employment Agreement"). The CINergy Employment Agreement will become effective only upon the consummation of the CINergy Merger and will terminate on the third anniversary of the CINergy Merger's effective date; provided, however, that commencing on each anniversary date of the effective date, the term of Mr. Rogers' CINergy Employment Agreement may be extended for one additional year upon mutual agreement of CINergy and Mr. Rogers. The CINergy Employment Agreement will supersede the employment agreement with the Company and PSI Energy.

   From the effective date of the Merger, until November 30, 1995, Mr. Rogers will serve as Vice Chairman, President, and Chief Operating Officer of CINergy, and thereafter will serve as Vice Chairman, President, and Chief Executive Officer.


   During his term of employment, Mr. Rogers will receive an annual base salary of not less than the greater of $385,000 or the amount in effect as of the day before the CINergy Merger's effective date. Mr. Rogers will also be eligible to receive, based upon the achievement of certain performance objectives, an annual incentive cash award of up to 55% of his annual base salary pursuant to a CINergy annual incentive plan (the "CINergy Annual Incentive Plan"). Mr. Rogers will be eligible to participate in all other incentive, stock option, performance award, savings, retirement and welfare plans applicable generally to CINergy employees, except to the extent that he has waived his rights.

   If CINergy terminates the employment of Mr. Rogers without cause (as defined below), or if he terminates his employment for good reason (as defined below) or if he dies, CINergy will pay Mr. Rogers (or his beneficiary, as the case may be) a lump sum cash amount equal to the sum of (1) his annual base salary through the termination date to the extent not previously paid, (2) a pro rata portion of the benefit under the CINergy Annual Incentive Plan calculated based upon the termination date, and (3) any compensation previously deferred but not yet paid to him (with accrued interest or earnings thereon) and any unpaid accrued vacation pay.

   In addition, if CINergy terminates Mr. Rogers' employment without cause or he terminates his employment for good reason, CINergy shall also pay to him (a) a lump sum cash amount equal to the present value of his annual base salary and the benefit under the CINergy Annual Incentive Plan payable through the end of the term of employment at the rate, or applying the incentive goals and factors, as the case may be, in effect at the time of notice of such termination, (b) the value of all benefits to which he would have been entitled had he remained in employment until the end of the term of employment under CINergy's Performance Shares Plan and Executive Supplemental Life Insurance Program, (c) the value of all deferred compensation and all executive life insurance benefits whether or not then vested or payable, and (d) medical and welfare benefits for him and his family through the end of the term of employment.

   If Mr. Rogers' employment is terminated by CINergy for cause or by Mr.
Rogers without good reason, he will receive earned and unpaid annual base salary accrued through the termination date and any compensation previously deferred but not yet paid to him.

   Under the CINergy Employment Agreement, "good reason" means (a) the reduction of Mr. Rogers' annual base salary, his benefit opportunity under the CINergy Annual Incentive Plan, or any other benefit or payment described in the CINergy Employment Agreement, (b) the change without Mr. Rogers' consent in his title, authority, duties or responsibilities as specified in the CINergy Employment Agreement, (c) the required relocation of Mr. Rogers, without his consent, to a location other than his current location or Cincinnati, or (d) any breach by CINergy or PSI Energy of any material provision of the CINergy Employment Agreement and "cause" means the conviction for the commission of a felony which, at the time of the commission of the felony, has a materially adverse effect on CINergy or PSI Energy.


   On December 11, 1991, the Company's and PSI Energy's Board of Directors directed pursuant to the terms of a deferred compensation agreement, as amended (the "Deferred Compensation Agreement") that, effective January 1, 1992, Mr. Rogers would be credited with a $50,000 annual base pay increase in the form of deferred compensation for the five-year period from 1992 through 1996. This amount will be further deferred for an additional five-year period beginning January 1, 1997, and ending December 31, 2001. This deferred compensation award was in lieu of a cash base pay increase. The purpose of the Deferred Compensation Agreement is to bring Mr. Rogers' salary more in line with general industry and to provide an incentive to Mr. Rogers to continue his employment. Thus, provided that Mr. Rogers remains employed by PSI Energy as of January 1, 1997, he will receive fifteen annual payments ranging from $179,000 to $554,000 depending upon the date benefits commence. If Mr. Rogers remains employed by PSI Energy as of January 1, 2002, he will receive fifteen additional annual payments ranging from $179,000 to $247,000 depending upon the date benefits commence.

   Also, on December 11, 1991, the Company's and PSI Energy's Board of Directors directed that PSI Energy would enter into a split dollar life insurance agreement (the "Split Dollar Agreement") with Mr. Rogers. Under the Split Dollar Agreement, as amended, both PSI Energy and Mr. Rogers will contribute toward the premiums due on the policy. In the event of Mr. Rogers' death, his beneficiaries will receive death benefits, and, if Mr. Rogers remains employed by PSI Energy as of December 31, 2002, PSI Energy will transfer to Mr. Rogers the life insurance policy on September 1, 2007 (the initial face value of the policy was approximately $2.7 million). The purpose of the Split Dollar Agreement is to provide death benefits to Mr. Rogers' beneficiaries, and to encourage his continued employment with Energy.

   Upon the termination of his employment, without cause or following a change in control (as defined therein) or, if the Split Dollar Agreement is not assumed by a successor employer following a change in control, Mr. Rogers will be entitled to receive all benefits under his Split Dollar Agreement. A change in control occurred November 9, 1993 when shareholders approved the CINergy Merger. If, following a change in control, the Deferred Compensation Agreement is not assumed by a successor employer, Mr. Rogers will be entitled to receive all benefits due as of the end of the first award period under the Deferred Compensation Agreement. The Split Dollar and Deferred Compensation Agreements will be assumed by CINergy as of the CINergy Merger's effective date.

   On December 11, 1992, the Company and PSI Energy entered into severance agreements with each of Messrs. Rogers, Noland, Leonard and Thomas, and Ms. Foley, which agreements were amended July 2, 1993 to conform to the new structure of the Merger. Each agreement extended until December 31, 1993; provided, however, that the agreements would be automatically extended for an additional year if the Company or PSI Energy gave timely notice to the executive and the executive did not object. In December 1993, the Company and PSI Energy notified each executive of its intent to extend the terms of these agreements. None of the executives objected. As of the Merger's effective date, CINergy will assume the Company's and PSI Energy's obligations under each agreement.

   Each agreement provides that, upon the occurrence of a change in control (as defined therein), if the executive's employment is terminated by the Company other than for cause (as defined therein) or if the executive terminates employment for good reason (as defined therein) within 24 months (36 months in the case of Mr. Rogers) of the change in control, then either the Company or PSI Energy will pay to each executive a lump sum cash payment equal to two times (three times in the case of Mr. Rogers) the sum of such executive's salary as of the date of the executive's termination of employment or, if higher, as of the change in control, plus the bonus amounts in effect immediately prior to the date of the executive's termination of employment, or if higher, immediately prior to the change in control. In the case of Mr. Rogers, in lieu of amounts described above, he will receive the amounts due under his employment agreement if such amounts are higher. In addition, either the Company or PSI Energy will provide life, disability, accident and health insurance benefits to the executive for 24 months (36 months in the case of Mr. Rogers) but reduced to the extent comparable benefits are received, without cost, by the executive. Mr. Rogers will not receive benefits for the rights to which he has waived. If Mr. Rogers receives payments under his severance agreement that would subject him to any federal excise tax due under section 280G of the Internal Revenue Code of 1986, as amended, then Mr. Rogers will also receive a cash "gross up" payment so that he would be in the same net after-tax position he would have been in had such excise tax not been applied. Pursuant to the terms of the agreements, the CINergy Merger will not trigger a Change in Control.

   The Company has entered into a Master Trust Agreement (the "Employees'
Trust Agreement") with National City Bank, Indiana. Effective July 1, 1993, the U.S. Trust Company of California, N.A. became the successor trustee under the Trust Agreement (the "Trustee") whereby all accrued benefit payments or awards under the PSI Energy Annual Incentive Plan, the Performance Shares Plan, the Company's Employee Stock Purchase and Savings Plan, the 1989 Plan, the PSI Energy Severance Pay Plan, the PSI Energy Excess Benefit Plan, the PSI Energy Supplemental Retirement Plan and the PSI Energy Executive Supplemental Life Insurance Program, will be funded in the event of a "potential change in control" (as defined therein). Although the final four plans listed do not contain payment provisions triggered by the occurrence of a change in control (as defined therein), benefits thereunder will be funded pursuant to the terms of the Employees' Trust Agreement. A separate Master Trust Agreement (the "Directors' Trust Agreement" and, together with the Employees' Trust Agreement, the "Trust Agreements") with the Trustee provides similar funding arrangements with respect to the Company's Directors' Deferred Compensation Plan, the Company's Retirement Plan for Directors, and the portion of the 1989 Plan applicable to directors. The Company entered into the Trust Agreements to help assure its and its subsidiaries' employees and directors that funds would be available for the future payment of benefits that the Company and PSI Energy are obligated to make under such plans, in the event of a change in control. The Trust Agreements provide for the payment of amounts that may become due under such plans, subject only to claims of general creditors of the Company in the event the Company were to become bankrupt or insolvent.

   Effective December 1, 1992, the Trust Agreements were amended to exclude, subject to the Company obtaining the necessary written consents of affected employees and directors as required by the Trust Agreements, the CINergy Merger from the definitions of "potential change in control" and "change in control" with respect to the non-equity plans. As a result of the amendments, the benefit plans for which funding under the Trust Agreements are required with respect to the CINergy Merger consist of the 1989 Plan, the Company's Employee Stock Purchase and Savings Plan, the Performance Shares Plan, and the Company's Directors' Deferred Compensation Plan.

   As of December 31, 1993, pursuant to the terms of the Trust Agreements, an aggregate amount of 1,093,520 shares of the Company's common stock were held in trust for all employees, executive officers and directors participating in the 1989 Plan and the Company's Employee Stock Purchase and Savings Plan.

                RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

   The Company's independent public accountants for the year 1993 were Arthur Andersen & Co., Bank One Center Tower, 111 Monument Circle, Indianapolis, Indiana. Upon recommendation of the Audit Committee of the Board, Arthur Andersen & Co. was employed for the year 1994 by the Board on January 25, 1994. Representatives of Arthur Andersen & Co. will be present for the Annual Meeting, will have the opportunity to make a statement and will be available to respond to appropriate questions.

                           PROPOSALS BY SHAREHOLDERS

   In order to be considered for inclusion in the Company's Proxy Statement for the 1995 Annual Meeting of Shareholders, proposals from shareholders must be received by the Secretary of the Company at 1000 East Main Street, Plainfield, Indiana 46168 not later than December 1, 1994.

                                By Order of the Board of Directors



                                Cheryl M. Foley
                                Secretary
Dated March 9, 1994

P                            PSI RESOURCES, INC.
R                            1000 E. MAIN STREET
O                            PLAINFIELD, IN 46168
X
Y        PROXY FOR THE APRIL 20, 1994 ANNUAL MEETING OF SHAREHOLDERS


  The undersigned hereby appoints James E. Rogers, John M. Mutz and J. Wayne Leonard as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote as designated hereon and in their discretion with respect to any other business properly brought before the annual meeting, all the shares of stock of PSI Resources, Inc. which the undersigned is entitled to vote at the annual meeting of shareholders to be held on April 20, 1994 or any adjournment(s) or postponements(s) thereof.

  THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder(s). If no direction is made, the proxy will be voted "FOR" the proposals on the reverse side hereof.

  Please mark, sign, and date on the other side. Return this proxy promptly using the enclosed envelope.

                          Continued on Reverse Side

/X/ Please mark your                                                       5255
    votes as in this
    example.


1. ELECTION OF DIRECTORS- The Board's       2. In their discretion, the proxies
   Nominees are: John M. Mutz, James           are authorized to vote upon such
   E. Rogers, and Robert L. Thompson,          other business as may properly
   Ph.D.                                       come before the annual meeting or
                                               any adjournment(s) or
                                               postponement(s) thereof.

             FOR          WITHHELD
1.           / /            / /                Shares represented by all
                                               properly executed proxies will be
For, except vote withheld from the             voted in accordance with
following nominee(s)                           instructions appearing on the
                                               proxy.  IN THE ABSENCE OF
- ---------------------------------              SPECIFIC INSTRUCTIONS, PROXIES
                                               WILL BE VOTED FOR THE BOARD'S
                                               NOMINEES AND IN THE DISCRETION
                                               OF THE PROXY HOLDERS AS TO ANY
                                               OTHER MATTERS THAT MAY PROPERLY
                                               COME BEFORE THE ANNUAL MEETING.

                                                  Check here if you
                                                  plan to attend the   / /
                                                  annual meeting.

                                               Please sign exactly as name(s)
                                               appear on this proxy, and date
                                               this proxy.  If joint account,
                                               each joint owner should sign. If
                                               signing for a corporation or
                                               partnership or as agent, attorney
                                               or fiduciary, indicate the
                                               capacity in which you are
                                               signing.

                                               The undersigned hereby revokes
                                               any proxies heretofore given by
                                               the undersigned.


                                            -----------------------------------

                                            -----------------------------------
                                              SIGNATURE(S)            DATE